Exhibit 10.31

ROYALE ENERGY, INC.

VIA EMAIL: JGREGORY@RMXRESOURCES.COM

October 16, 2018

RMX Resources, LLC

459 West Road

La Habra Heights, CA 90631

Attention: Jonathan Gregory

RE:	Acquisition Notification & Amendment Royale & RMX AMI State of California

Dear Jonathan,

Pursuant to Section 3.3 of the Amended and Restated Limited Liability Company Agreement of RMX Resources (RMX) dated April 4, 2018, this transmittal is provided by Royale Energy, Inc. (Royale) to advise RMX of the Purchase and Sale Agreement (PSA) Royale has entered into for the acquisition of West Coast Energy Properties, LP’s (WCEP) assets. The substantive commercial terms of the PSA are as follows:

1.	The assets cover the West Whittier and Bellevue Areas in California; the Jameson North and Big Mineral Creek Areas in Texas.
2.	The Purchase Price is $12,000,000.
3.	The Effective Date is March 1, 2018.
4.	The PSA was executed on November 19, 2018.
5.	The Closing Date is to take place within 45 days of execution (calculated to be on or before November 5, 2018).
6.	Purchaser may extend the Closing Date 30 days by making a $500,000.00 Deposit.

Because the PSA covers lands located in California and Texas and in order to resolve the ambiguities inherent in Section 3.3 as said Section may apply to the PSA, RMX and Royale agree to the following terms as it related to the West Coast acquisition:

A.

RMX will fund and close 100% of the WCEP PSA acquisition including the payment of the $500,000 escrow/deposit down payment if necessary, subject to RMX being party to the PSA. Immediately after the execution of this agreement parties to the PSA and RMX will meet to discuss adding RMX to the PSA for express intent of having the California assets in the WCEP transaction assigned directly to RMX and the Texas assets assigned directly to Royale. If such agreement cannot be reached both parties will work toward finding an amicable solution.

B.

Royale will assign RMX a 3% of 100% ORRI in the Jameson North assets. The 3% ORRI will be paid on the Barrels of Oil above a base production of 37 Barrels of Oil per day production. Said ORRI will terminate in its entirety, in the event Royale should sell all the Jameson North assets on or before December 5, 2019, as provided for in Section C herein.

C.

In the event Royale should agree to sell all the Jameson North and/or Big Mineral Creek assets within 12 months of RMX’s closing with GE on WCEP, RMX will be entitled to 50% of the proceeds from such sale.

D.

Royale will have the right to acquire up to 50% of the West Whittier and Bellevue California assets on or before December 31, 2018. Such rights will expire on 12/31/2018 if RMX has not received a wire equal to 50% of its purchase price (plus the accrued interest detailed in F below) on the WCEP assets as outlined in the PSA. Such acquisition shall be on the same terms and conditions of the PSA, including but not limited to, those terms set forth below. Following Royale’s acquisition of the West Whittier and Bellevue assets, RMX and Royale will discuss the future operations for the West Whittier and Bellevue assets.

E.	Royale will reduce the MSA rate by $50,000 per month for providing services as outlined in the MSA if Royale is elected to be named operator of the West Whittier and Bellevue assets.
F.

Should Royale exercise its rights to acquire its pro-rata share of the California assets described in the PSA, Royale shall receive all revenue and expense from the March 1, 2018 effective date, irrespective of the date of the exercise. Royale shall pay only such costs and expenses as incurred by the joint account for the operation of the property, and shall not be subject to any due diligence or other expenses incurred by RMX, unless expressly agreed by the parties in writing. Royale shall have acquired the properties at 50% of the post-closing adjusted purchase price as determined per the PSA. Notwithstanding the foregoing, Royale shall pay/reimburse RMX the proportionate share of interest costs paid for the assets acquired by Royale. Royale’s interest payment to RMX shall be owed for the days between the date of RMX’s acquisition of the assets and the day Royale exercises its right by wiring funds as detailed in D above.

If RMX is in agreement with the terms and provisions provided in this Letter Amendment, please so signify said agreement by executing in the space provide below and returning one fully executed copy to Royale.

Yours truly,

Johnny Jordan

Johnny Jordan (Oct 18, 2018)

__________________________________________________________________________

Johnny Jordan, President

ACCEPTED AND AGREED TO THIS 18TH DAY OF OCTOBER 2018

RMX Resources, LLC

jonathangregory

jonathangregory (Oct 19, 2018)

__________________________________________________________________________

Jonathan Gregory, CEO

1870 Cordell Ct., #210, El Cajon, CA 92020